Exhibit 99.1

Microsoft Update on Q3 FY20 Guidance

REDMOND, Wash. — February 26, 2020 — As Microsoft closely monitors the impact of the COVID-19 health emergency, our top priority remains the health and safety of our employees, customers, partners, and communities. Our global health response team is acting to help protect our employees in accordance with global health authorities’ guidance. Worldwide, Microsoft employees are working to support organizations addressing the challenges on the ground. Microsoft also continues to make donations to relief and containment efforts, including directly providing technology to help hospitals and medical workers.

On January 29, as part of our second quarter of fiscal year 2020 earnings call, we issued quarterly revenue guidance for our More Personal Computing segment between $10.75 and $11.15 billion, which included a wider than usual range to reflect uncertainty related to the public health situation in China. Although we see strong Windows demand in line with our expectations, the supply chain is returning to normal operations at a slower pace than anticipated at the time of our Q2 earnings call. As a result, for the third quarter of fiscal year 2020, we do not expect to meet our More Personal Computing segment guidance as Windows OEM and Surface are more negatively impacted than previously anticipated. All other components of our Q3 guidance remain unchanged.

As the conditions evolve, Microsoft will act to ensure the health and safety of our employees, customers, and partners during this difficult period. We will also continue to partner with local and global health authorities to provide additional assistance. We deeply appreciate the commitment of the people and organizations that have united to address this health emergency; our thoughts are with all of those affected across the world.

About Microsoft

Microsoft (Nasdaq “MSFT” @microsoft) enables digital transformation for the era of an intelligent cloud and an intelligent edge. Its mission is to empower every person and every organization on the planet to achieve more.

Forward-Looking Statements

Statements in this release are “forward-looking statements” based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors described above as well as:

•	intense competition in all of our markets that may lead to lower revenue or operating margins;

•	increasing focus on cloud-based services presenting execution and competitive risks;

•	significant investments in products and services that may not achieve expected returns;

•	acquisitions, joint ventures, and strategic alliances that may have an adverse effect on our business;

•	impairment of goodwill or amortizable intangible assets causing a significant charge to earnings;

•	cyberattacks and security vulnerabilities that could lead to reduced revenue, increased costs, liability claims, or harm to our reputation or competitive position;

•	disclosure and misuse of personal data that could cause liability and harm to our reputation;

•	the possibility that we may not be able to protect information stored in our products and services from use by others;

•	abuse of our advertising or social platforms that may harm our reputation or user engagement;

•	the development of the internet of things presenting security, privacy, and execution risks;

•	issues about the use of AI in our offerings that may result in competitive harm, legal liability, or reputational harm;

•	excessive outages, data losses, and disruptions of our online services if we fail to maintain an adequate operations infrastructure;

•	quality or supply problems;

•	the possibility that we may fail to protect our source code;

•	legal changes, our evolving business model, piracy, and other factors may decrease the value of our intellectual property;

•	claims that Microsoft has infringed the intellectual property rights of others;

•	claims against us that may result in adverse outcomes in legal disputes;

•	government litigation and regulatory activity relating to competition rules that may limit how we design and market our products;

•	potential liability under trade protection, anti-corruption, and other laws resulting from our global operations;

•	laws and regulations relating to the handling of personal data that may impede the adoption of our services or result in increased costs, legal claims, fines, or reputational damage;

•	additional tax liabilities;

•	damage to our reputation or our brands that may harm our business and operating results;

•	exposure to increased economic and operational uncertainties from operating a global business, including the effects of foreign currency exchange;

•	uncertainties relating to our business with government customers;

•	adverse economic or market conditions that may harm our business;

•	catastrophic events or geo-political conditions that may disrupt our business; and

•	the dependence of our business on our ability to attract and retain talented employees.

For more information about risks and uncertainties associated with Microsoft’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Microsoft’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Microsoft’s Investor Relations department at (800) 285-7772 or at Microsoft’s Investor Relations website at http://www.microsoft.com/en-us/investor.

All information in this release is as of February 26, 2020. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

For more information, press only:

Microsoft Media Relations, WE Communications for Microsoft, (425) 638-7777, rrt@we-worldwide.com

For more information, financial analysts and investors only:

Michael Spencer, General Manager, Investor Relations, (425) 706-4400

Note to editors: For more information, news and perspectives from Microsoft, please visit the Microsoft News Center at http://www.microsoft.com/news.